Global Axcess Corp Announces
First Quarter 2010 Financial Results

JACKSONVILLE, Fla., May 4, 2010 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News; the "Company"), an independent provider of self-service kiosk solutions, today announced the financial results for the first quarter ended March 31, 2010.

Financial highlights for the quarter ended March 31, 2010 included:

●	Revenue	$5.4 million
●	Gross profit %	46.9%
●	EBITDA from continuing operations (See Reconciliation)	$949,000
●	Income from continuing operations	$440,000
●	Net income	$319,000
●	Diluted EBITDA per share	$0.04
●	Diluted earnings per share	$0.01

Mr. George McQuain, Chief Executive Officer of the Company, stated, “We are pleased to report another profitable quarter, once again validating our business plan and demonstrating the financial strength of the company. We achieved this profit despite the weather-related slowdown in ATM usage in our operating footprint and the accelerating investment in our DVD kiosk initiative. Despite the severe weather issues, our ATM transactions increased 2% over the first quarter of 2009 and 4% over the fourth quarter of 2009. We experienced lower non-transactional revenue such as ATM sales and cash management fees during the quarter which caused our first quarter revenue to be flat year over year.

Mr. McQuain continued, “The investments in our DVD kiosk initiative have begun paying off, as demonstrated by the recent announcement that we have signed a three-year agreement with a major grocery chain. The estimated $7 million per year in revenue from this agreement equates to more than 30% growth over our total 2009 revenues. We expect to roll out the DVD program beginning in July 2010, with a target completion of the end of the third quarter. We will deploy 300 new DVD rental kiosk locations at the outset, and this can grow by 20% or more within the contract time frame. We anticipate revenue of approximately $2.5 to $3 million from this agreement during 2010. The grocery chain has been an ATM client of the Company and due to our operational excellence and other core competencies, we unseated the incumbent.”

First Quarter 2010 Financial Results

The Company reported revenues from continuing operations of $5.4 million for the three-month period ended March 31, 2010 essentially flat compared to $5.4 million for the three-month period ended March 31, 2009. Gross profit from continuing operations was $2.5 million, or 46.9% gross margin, for the first quarter 2010 compared to $2.6 million, or 47.3% gross margin, for the same period of 2009. The Company experienced a slight increase in cost of revenues related to cash replenishment activities that were impacted by the severe winter weather.

Operating expenses for the first quarter ended March 31, 2010 increased 16.9% to $2.1 million from $1.8 million in the same period of 2009. This increase primarily resulted from higher SG&A and depreciation expenses. During the first quarter of 2010, the Company hired consultants and employees with industry expertise to spearhead efforts in its DVD rental kiosk initiative. These expenses and other expenses related to the DVD kiosk initiative were the largest single component, contributing approximately $94,000 or 40% of the increase in SG&A expenses. Depreciation expense increased due to increased ATM and DVD kiosks purchased during 2009 to support new business in both business lines.

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

Income from continuing operations was $439,899 for the quarter ended March 31, 2010 compared to $776,770 in the same period of 2009. During the first quarter of 2010, the Company recorded net interest expense of $121,331 compared to net interest expense of $212,617 for the same period in 2009. The decrease was mainly due to a decrease in debt balances and refinancing the debt to a lower interest rate. EBITDA (earnings before net interest, taxes, depreciation and amortization) for the first quarter of 2010 was $949,126, compared to $772,490 in the first quarter of 2009. Adjusted EBITDA (EBITDA before stock compensation expenses and loss on early extinguishment of debt) was $996,281 for the first quarter of 2010 from $1.3 million for the first quarter of 2009. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this release.

Net income for the first quarter ended March 31, 2010 was $318,568, or $0.02 and $0.01 per basic and diluted share, respectively (based on 21.9 and 23.8 million basic and diluted weighted average shares outstanding, respectively), which compares to net income of $96,762, or $0.01 per basic and diluted share (based on 21.0 million basic and diluted weighted average shares outstanding, respectively), for the same period of 2009. First quarter 2009 net income included non-cash expenses of $467,391 related to the payoff of debt balances with two senior lenders and related parties.

Mr. McQuain continued, “While we continue to invest in our emerging DVD business, we remain excited about the potential of our core ATM business. Our ATM sales pipeline remains robust and we expect to continue to close business throughout the remainder of the year. On the DVD side, as more consumers embrace the convenience of the self-service model, we believe additional opportunities will present themselves to grow this aspect of our business. Additionally, existing ATM customers and potential customers are reevaluating their DVD kiosk business as their initial programs are coming up for renewal, and we expect to actively participate in the competitive bidding process. In summary, we are optimistic about our ability to grow both sides of our business organically.”

Balance Sheet and Cash Flows

Net cash provided by continuing operating activities during the three-month period ended March 31, 2010 was $919,176 compared to net cash provided by continuing operating activities of $1.1 million in the same period of 2009 period. Stockholders’ equity increased 2.2% to $16.9 million from $16.6 million at December 31, 2009.

Michael J. Loiacono, Chief Financial Officer of the Company, stated, "We continue to see the positive results of eliminating and refinancing our debt during 2009, and our stronger balance sheet and consistent free cash flow enabled us to accelerate our growth by aggressively investing in our DVD kiosk initiative.”

Conference Call Information

Anyone interested in participating should call 888-715-1402 and enter pass code 8472981 if calling within the United States, or 913-312-1513 and pass code 8472981 if calling internationally, approximately 5 to 10 minutes prior to 10 a.m. There will be a playback available until May 13, 2010. To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally. Please use pass code 8472981 for the replay. A transcript of the conference call will be available on the Company's website on May 10, 2010 or by calling Brett Maas of Hayden IR at 646-536-7331.

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of self-service kiosk services in the United States. The Company provides turnkey ATM and other self-service kiosk management solutions that include cash and inventory management, project and account management services. Global Axcess Corp currently owns, manages or operates more than 4,500 ATMs and other self-service kiosks in its national network spanning 43 states. For more information on the Company, please visit http://www.globalaxcess.biz. For more information on Nationwide Money Services, please visit http://www.nationwidemoney.com.

Investor Relations Contacts:
  Sharon Jackson: 904-395-1149
  IR@GAXC.biz

  Hayden IR:
  Brett Maas or Jeff Stanlis: (646) 536-7331
  Brett@haydenir.com / Jeff@haydenir.com

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2010, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

- tables follow -

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	March 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$2,073,838	$2,007,860
Automated teller machine vault cash	250,000	250,000
Accounts receivable, net of allowance of $16,579 in 2010 and $12,616 in 2009	898,672	845,000
Inventory, net of allowance for obsolescence of $94,572 in 2010 and $94,572 in 2009	364,667	308,031
Deferred tax asset - current	868,848	868,848
Prepaid expenses and other current assets	328,821	132,100
Total current assets	4,784,846	4,411,839

Fixed assets, net	5,399,358	5,299,661

Other assets
Merchant contracts, net	10,466,556	10,665,613
Intangible assets, net	4,093,319	4,095,911
Deferred tax asset - non-current	813,618	813,618
Restricted cash	800,000	800,000
Other assets	35,807	30,307

Total assets	$26,393,504	$26,116,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,337,746	$2,983,583
Automated teller machine vault cash payable	250,000	250,000
Notes payable - related parties - current portion, net	27,447	26,722
Notes payable - current portion	70,678	19,803
Senior lenders' notes payable - current portion, net	1,828,572	1,828,572
Capital lease obligations - current portion	552,706	667,233
Total current liabilities	6,067,149	5,775,913

Long-term liabilities
Notes payable - related parties - long-term portion, net	65,745	72,690
Notes payable - long-term portion	230,198	73,120
Senior lenders' notes payable - long-term portion, net	2,850,840	3,300,000
Capital lease obligations - long-term portion	247,937	329,314
Deferred tax liability- long-term portion	-	-
Total liabilities	9,461,869	9,551,037

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock; $0.001 par value; 45,000,000 shares authorized,
22,025,536 and 21,931,786 shares issued and 21,943,940 and 21,883,924 shares outstanding at 03/31/10 and 12/31/09, respectively	21,992	21,932
Additional paid-in capital	22,977,975	22,900,880
Accumulated deficit	(6,026,366)	(6,344,934)
Treasury stock; 81,596 and 47,862 shares of common stock at cost
at 03/31/10 and 12/31/09, respectively	(41,966)	(11,966)
Total stockholders' equity	16,931,635	16,565,912
Total liabilities and stockholders' equity	$26,393,504	$26,116,949

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31, 2010	March 31, 2009

Revenues	$5,380,078	$5,414,434

Cost of revenues	2,857,934	2,855,879
Gross profit	2,522,144	2,558,555

Operating expenses
Depreciation expense	309,895	269,494
Amortization of intangible merchant contracts	199,332	193,617
Selling, general and administrative	1,525,863	1,292,963
Stock compensation expense	47,155	25,711
Total operating expenses	2,082,245	1,781,785
Operating income from continuing operations
before items shown below	439,899	776,770

Interest expense, net	(121,331)	(212,617)
Loss on early extinguishment of debt	-	(467,391)
Net Income	$318,568	$96,762

Income per common share - basic:
Net Income per common share	$0.02	$0.01

Income per common share - diluted:
Net Income per common share	$0.01	$0.01

Weighted average common shares outstanding:
Basic	21,892,152	20,973,924
Diluted	23,758,755	20,973,924

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Three Months Ended
	March 31, 2010	March 31, 2009

Cash flows from operating activities:
Income from continuing operations	$318,568	$96,762
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operating activities:
Stock based compensation	47,155	25,711
Loss on early extinguishment of debt	-	467,391
Depreciation expense	309,895	269,494
Amortization of intangible merchant contracts	199,332	193,617
Amortization of capitalized loan fees	6,470	11,607
Allowance for doubtful accounts	3,963	410
Allowance for inventory obsolescence	-	29,718
Non-cash interest income on swap agreement with senior lender	-	(7,921)
Accretion of discount on notes payable	-	41,498
Changes in operating assets and liabilities:
Change in accounts receivable	(57,635)	(99,382)
Change in inventory	(56,636)	33,012
Change in prepaid expenses and other current assets	(196,721)	21,387
Change in other assets	(5,500)	(16,975)
Change in intangible assets, net	(3,878)	(70,696)
Change in accounts payable and accrued liabilities	354,163	147,765
Net cash provided by continuing operating activities	919,176	1,143,398

Cash flows from investing activities:
Costs of acquiring merchant contracts	(275)	(976)
Purchase of property and equipment	(409,592)	(127,453)
Net cash used in investing activities	(409,867)	(128,429)

Cash flows from financing activities:
Proceeds from senior lenders' notes payable	-	5,000,000
Proceeds from notes payable	225,282	-
Change in restricted cash	-	(800,000)
Principal payments on senior lenders' notes payable	(449,160)	(5,101,577)
Principal payments on notes payable	(17,329)	-
Principal payments on notes payable - related parties	(6,220)	(5,552)
Principal payments on capital lease obligations	(195,904)	(211,027)
Net cash used in financing activities	(443,331)	(1,118,156)
Increase (decrease) in cash	65,978	(103,187)
Cash, beginning of period	2,007,860	1,560,910
Cash, end of the period	$2,073,838	$1,457,723

Cash paid for interest	$115,032	$166,164

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations for the three months ended March 31, 2010 and 2009:

	For the Three Months Ended
	March 31, 2010	March 31, 2009

Net income from continuing operations	$318,568	$96,762
Interest expense, net	121,331	212,617
Depreciation expense	309,895	269,494
Amortization of intangible merchant contracts	199,332	193,617
EBITDA from continuing operations	$949,126	$772,490

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations before stock compensation expense and loss on early extinguishment of debt (“Adjusted EBITDA”) for the three months ended March 31, 2010 and 2009:

	For the Three Months Ended
	March 31, 2010	March 31, 2009

Net income from continuing operations	$318,568	$96,762
Interest expense, net	121,331	212,617
Depreciation expense	309,895	269,494
Amortization of intangible merchant contracts	199,332	193,617
Stock compensation expense	47,155	25,711
Loss on early extinguishment of debt	-	467,391
Adjusted EBITDA	$996,281	$1,265,592

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7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz